Exhibit 99.1

For Immediate Release
April 11, 2011

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended March 31, 2011, of $735,000, or $0.39 per share of common stock, basic and diluted, compared to net income of $499,000, or $0.26 per share of common stock, basic and diluted, for the three months ended March 31, 2010.  On July 14, 2010, we completed our second step conversion from the mutual holding company form of organization to a full stock company.  Per share information for the three months ended March 31, 2011, is based upon 1,885,601 average shares outstanding, compared to the three months ended March 31, 2010, based upon 1,920,817 average shares outstanding.

Net income increased $236,000 during the first quarter of 2011 due to increases of $439,000 in net interest income and $33,000 in noninterest income and a decrease of $100,000 in the provision for loan losses, partially offset by an increase of $182,000 in noninterest expense and an increase of $154,000 in income taxes.  The increase in net interest income during the first quarter of 2011 reflected an increase of $189,000 in interest income and a decrease of $250,000 in interest expense as compared to the first quarter of 2010.  Net interest income has benefited from a continuing steep yield curve as lower short-term market rates of interest have resulted in our deposits repricing faster than our loans, which have yields tied to higher long-term rates.  Interest income also benefitted from slower prepayment speeds on mortgage-backed securities, compared to the same period of 2010, resulting in an increase of $119,000 in interest income on mortgage-backed securities during the first three months of 2011.

The provision for loan losses decreased $100,000 during the first quarter of 2011.  Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses at March 31, 2011 to be adequate.  Noninterest income increased $33,000 during the first quarter of 2011 primarily due to increases of $152,000 in commission income and $18,000 in trust income, partially offset by decreases of $87,000 in gains on the sales of securities and $41,000 in income from mortgage banking operations.  Noninterest expense increased $182,000, primarily due to increases of $140,000 in compensation and benefits expense and $29,000 in data processing and telecommunications expense.  The $154,000 increase in income taxes reflects the higher level of taxable income during the first quarter of 2011, as well as higher state tax rates.

Total assets at March 31, 2011 increased to $307.8 million from $301.5 million at December 31, 2010.  Total deposits at March 31, 2011 were $261.1 million, compared to $256.4 million at December 31, 2010.  Total stockholders’ equity increased to $36.6 million at March 31, 2011 from $35.7 million at December 31, 2010.  At March 31, 2011, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 9.5%, 13.9%, and 15.1%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended March 31, 2011, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.